ChinAmerica Finalizes Formal Contract

January 3, 2014 – 9:00 AM Eastern Standard Time

SARASOTA, Florida -- ChinAmerica Andy Movie Entertainment Media Co., [OTCQB: CAME] announces that, on Jan. 3, 2014, it entered into a formal agreement with Zhong Mei An Di Yin Shi Wen Hua Chuan Mei Ltd., Co. (hereinafter referred to as “Zhong Mei Yin Shi”), a Chinese company registered in Beijing, People’s Republic of China, for joint movie projects in both China and the United States. Zhong Mei Yin Shi agrees to pay a total of $1,000,000.00 (One Million US Dollars) to ChinAmerica Andy Movie Entertainment Media Co., (“ChinAmerica”) for its efforts in the movie projects, including pre-production research and strategizing, introduction of American talents and potential partners from Hollywood, training and global market consulting, production and post-production activities, and especially distribution and promotion in the United States’ market.

Andy Fan, Chairman and President of ChinAmerica, pointed out the significance of this Agreement stating, “Zhong Mei Yin Shi and ChinAmerica see the huge growth potential of the movie industry in both the United States and especially in China, with its increasing prosperity and its popular demand for more and better entertainment products with cross-cultural vision and awareness.” Looking ahead, Mr. Andy Fan remarked, “Both parties anticipate more opportunities of cooperation and partnership after the successful fulfillment of this agreement.”

For more information on ChinAmerica Andy Movie Entertainment Media Co., please visit www.came8.com

Forward-Looking Statements:

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

Contact:

ChinAmerica Andy Movie Entertainment Media Co.
Andy Z. Fan

941-224-6975

Andyfan8@yahoo.com